FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES FIRST QUARTER FISCAL 2014 RESULTS ~ Net Sales of $344 million; Adjusted EPS of $0.22~

          New York, New York (October 30, 2013) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its first fiscal quarter ended September 30, 2013.

         For the quarter ended September 30, 2013, the Company reported net sales of $343.6 million, which compares to $344.5 million for the prior fiscal year period. At constant foreign currency rates, net sales increased by 0.6%.   On a reported basis, net income per diluted share was $0.06. On an adjusted basis, net income per diluted share was $0.22, as compared to net income per diluted share of $0.44 for the prior year period. Adjusted net income per diluted share excludes non-recurring costs relating to the Elizabeth Arden brand repositioning and restructuring activities, and for fiscal 2013, adjusted net income also excludes costs relating to fragrance brand acquisitions completed in fiscal 2012. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

         Net sales for the Company's international segment increased by 5.3%, or 7.2% at constant foreign currency rates, over the prior fiscal year period. Sales growth was strongest in the Company's Greater China and European markets. Net sales in the Company's North America segment declined by 3.0%, reflecting a significant fragrance launch volume in the prior year period.

         For the quarter, net sales of Elizabeth Arden branded products increased by 11.1%, or 12.3% at constant foreign currency rates, as compared to the prior year, with increases across the skin care, color cosmetics and fragrance categories. Retail sales at the Company's Elizabeth Arden flagship counters have increased 20% in North America year over year since conversion, and retail sales at the Company's international flagship doors have increased 13.4% since conversion, or 21.6% excluding underperforming travel retail doors in Korea. Elizabeth Arden brand net sales growth was strongest in the Company's focus markets of China, North America and Europe.

         E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "Overall results for the quarter were essentially in line with our expectations. We are pleased with the progress of the Elizabeth Arden brand repositioning as well as our other key initiatives. Recall, we had strong sales growth in the first half of last year due to the contribution of acquisitions and an unprecedented level of fragrance launch volume. This clearly has an impact on revenue growth and gross margin improvement comparisons for this fiscal year. As we head into the holiday season, we expect to continue to execute against our plans, but our outlook remains cautious given the continued challenging economic environment globally."

         Mr. Beattie continued, "We are pleased to welcome Eric Lauzat to our company as Executive Vice President and General Manager, International. Eric has had a distinguished career at L'Oreal where he was a key commercial leader instrumental in building prestige beauty businesses in various regions of the world. He has an exemplary track record of organization building and commercial brand development of prestige beauty brands across categories in the regions he managed, including the Lancome and Biotherm beauty brands, as well as the Giorgio Armani, Ralph Lauren and Yves Saint Laurent fragrances. Eric's organizational leadership of our international business should help accelerate the development of our international teams, our customer relationships and our brand portfolio."

          "I am extremely excited to be joining Elizabeth Arden. The iconic Elizabeth Arden brand and the Company's impressive fragrance portfolio have tremendous untapped potential to build market share in existing markets, as well as to expand into high growth beauty markets. The Company has had a remarkable track record of growth over the past 20 years, and I am convinced that there are opportunities to drive accelerated growth over the next several years," added Mr. Lauzat.

OUTLOOK

          Results for the second fiscal quarter ending December 31, 2013, will be largely dependent on retail performance during the holiday season and replenishment orders, particularly of the Company's larger North American mass accounts. While the environment remains relatively unchanged, both of these factors have been volatile over the past year. The Company is currently forecasting net sales to range between $450 million to $475 million and for earnings per diluted share to be in the range of $1.30 to $1.60.

          Given its current expectations for the second fiscal quarter, the Company expects to achieve the midpoint to lower end of its annual fiscal 2014 net sales and earnings guidance that called for a net sales increase of 3.0% to 5.0% over fiscal 2013, and earnings per diluted share of $2.15 to $2.30. The annual net sales guidance includes an anticipated unfavorable impact from foreign currency of approximately 0.4%, as compared to the prior year period.

          The earnings guidance excludes all non-recurring expenses. For fiscal 2014, the Company expects to incur non-recurring expenses of $11.0 million to $16.0 million for the Elizabeth Arden brand repositioning, of which $4.2 million were incurred in the first fiscal quarter. Additionally, the Company expects to incur approximately $5.0 million for restructuring and related transition costs, $2.4 million of which were incurred in the first fiscal quarter.

          The Company's guidance is based on September month end foreign currency rates. The Company notes that continued global economic uncertainty may have a negative effect on retailer and consumer confidence and demand, and, along with the foreign currency volatility, makes forecasting difficult.

CONFERENCE CALL INFORMATION

The Company will host a conference call today, Wednesday, October 30, 2013, at 4:30 p.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the Investor Relations section of the Corporate tab on the Company's web site at http://ir.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until November 30, 2013.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 100 countries. The company's brand portfolio includes Elizabeth Arden skincare, color and fragrance products, the celebrity fragrance brands of Britney Spears, Elizabeth Taylor, Justin Bieber, Mariah Carey, Nicki Minaj, Taylor Swift, Usher and Jennifer Aniston; the designer fragrance brands of Juicy Couture, Alfred Sung, BCBGMAXAZRIA, Geoffrey Beene, Halston, Bob Mackie, Ed Hardy, John Varvatos, Lucky Brand, True Religion and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended

	September 30,	September 30,
	2013	2012

Net Sales	$343,609	$344,541

Cost of Goods Sold:
Cost of Sales	193,674	195,611
Depreciation Related to Cost of Goods Sold	1,830	1,531

Total Cost of Goods Sold	195,504	197,142

Gross Profit	148,105	147,399
Gross Profit Percentage	43.1%	42.8%

Selling, General and Administrative Expenses	129,372	129,407
Depreciation and Amortization	10,699	9,129

Total Operating Expenses	140,071	138,536

Interest Expense, Net	6,032	6,198

Income Before Income Taxes	2,002	2,665
Provision for Income Taxes	414	481

Net Income	$1,588	$2,184
Net Loss Attributable to Noncontrolling Interests	(109)	--

Net Income Attributable to Elizabeth Arden Shareholders	$1,697	$2,184

As reported:

Net Income Per Basic Share Attributable to Elizabeth Arden Shareholders	$0.06	$0.07
Net Income Per Diluted Share Attributable to Elizabeth Arden Shareholders	$0.06	$0.07

Basic Shares	29,679	29,417
Diluted Shares	30,288	30,369

EBITDA (a)	$20,563	$19,523
EBITDA margin (a)	6.0%	5.7%

Adjusted to exclude non-recurring costs, net of taxes (b)(c):

Gross Profit	$151,877	$162,119
Gross Profit Percentage	44.2%	47.1%

Net Income Attributable to Elizabeth Arden Shareholders	$6,752	$13,441

Net Income Per Basic Share Attributable to Elizabeth Arden Shareholders	$0.23	$0.46
Net Income Per Diluted Share Attributable to Elizabeth Arden Shareholders	$0.22	$0.44

EBITDA (a)	$27,132	$34,587
EBITDA margin (a)	7.9%	10.0%

(a)    EBITDA is defined as net income attributable to Elizabeth Arden shareholders plus the provision for income taxes (or net loss attributable to Elizabeth Arden shareholders, less the benefit from income taxes) plus interest expense, plus depreciation and amortization, plus net income or loss attributable to noncontrolling interest. EBITDA should not be considered as an alternative to income from operations or net income attributable to Elizabeth Arden shareholders (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted without giving effect to acquisition-related, Elizabeth Arden brand repositioning and restructuring costs as well as other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of acquisition-related, Elizabeth Arden brand repositioning and restructuring and other non-recurring costs.

     The table below reconciles net income attributable to Elizabeth Arden shareholders, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income attributable to Elizabeth Arden shareholders or net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com.)

(Amounts in thousands)	Three Months Ended

	September 30, 2013	September 30, 2012

Net income attributable to Elizabeth Arden shareholders	$1,697	$2,184
Plus:
Provision for income taxes	414	481
Interest expense, net	6,032	6,198
Depreciation related to cost of goods sold	1,830	1,531
Depreciation and amortization	10,699	9,129
Net loss attributable to noncontrolling interest	(109)	--

EBITDA	20,563	19,523
Non-recurring costs (c)	6,569	15,064

EBITDA as adjusted	$27,132	$34,587

The table below reconciles net cash flow provided by operating activities, as determined in accordance with GAAP, to EBITDA:

(Amounts in thousands)	Three Months Ended

	September 30, 2013	September 30, 2012

Net cash used in operating activities	$(130,655)	$(141,261)
Changes in assets and liabilities, net of acquisitions	144,786	153,011
Interest expense, net	6,032	6,198
Amortization of senior note offering and credit facility costs	(343)	(340)
Provision for income taxes	414	481
Deferred income taxes	1,935	2,811
Amortization of share-based awards	(1,606)	(1,377)

EBITDA	$20,563	$19,523

(b)    The table below reconciles the calculation of (i) gross profit and net income attributable to Elizabeth Arden shareholders and (ii) net income per share attributable to Elizabeth Arden shareholders on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to acquisition, restructuring, Elizabeth Arden brand repositioning and other non-recurring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand our operating performance on a consistent basis without regard to the effect of acquisition, restructuring, Elizabeth Arden brand repositioning and other non-recurring costs. The presentation in the table below of the non-GAAP information titled "Gross profit as adjusted," "Net income attributable to Elizabeth Arden shareholders as adjusted" and "Net income per basic and diluted share attributable to Elizabeth Arden shareholders as adjusted" is not meant to be considered in isolation or as a substitute for gross profit, net income attributable to Elizabeth Arden shareholders or net income per basic or diluted share attributable to Elizabeth Arden shareholders prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended

	September 30, 2013	September 30, 2012

Gross Profit:
Gross Profit as reported	$148,105	$147,399
Non-recurring costs (c)	3,772	14,720

Gross Profit as adjusted	$151,877	$162,119

Net Income Attributable to Elizabeth Arden Shareholders:
Net income attributable to Elizabeth Arden shareholders, as reported	$1,697	$2,184
Non-recurring costs, net of tax (c) (d)	5,055	11,257

Net income attributable to Elizabeth Arden shareholders, as adjusted	$6,752	$13,441

Net Income Per Basic Share Attributable to Elizabeth Arden Shareholders:
Net income per basic share attributable to Elizabeth Arden shareholders, as reported	$0.06	$0.07
Non-recurring costs, net of tax (c) (d)	0.17	0.39

Net income per basic share attributable to Elizabeth Arden shareholders, as adjusted	$0.23	$0.46

Net Income Per Diluted Share Attributable to Elizabeth Arden Shareholders:
Net income per diluted share attributable to Elizabeth Arden shareholders, as reported	$0.06	$0.07
Non-recurring costs, net of tax (c) (d)	0.16	0.37

Net income per diluted share attributable to Elizabeth Arden shareholders, as adjusted	$0.22	$0.44

(c)    For the three months ended September 30, 2013, gross profit and net income includes $3.8 million (pre-tax) of non-recurring product changeover costs related to the repositioning of the Elizabeth Arden brand. In addition, net income includes (i) $1.8 million (pre-tax) of restructuring expenses and $0.6 million (pre-tax) of related transition costs primarily incurred with respect to sales positions and other staff positions across various business units that are being eliminated, and (ii) $0.4 million (pre-tax) of non-recurring product changeover expenses related to the repositioning of the Elizabeth Arden brand. For the three months ended September 30, 2012, gross profit and net income include (i) $11.3 million (pre-tax) of inventory-related costs primarily for inventory purchased by us from New Wave Fragrances LLC and Give Back Brands LLC prior to the acquisitions from those companies and other transition costs, and (ii) $3.4 million (pre-tax) of non-recurring costs related to the repositioning of the Elizabeth Arden brand. In addition, net income for the three months ended September 30, 2012 includes (i) $0.3 million (pre-tax) in transition expenses associated with the New Wave Fragrances LLC and Give Back Brands LLC asset acquisitions and (ii) $0.1 million (pre-tax) of expenses related to the repositioning of the Elizabeth Arden brand.

(d)    On a reported basis, for the three months ended September 30, 2013 and 2012, our effective tax rate, which is calculated as a percentage of income before income taxes, was 20.7% and 18.1%, respectively. On an adjusted basis, for the three months ended September 30, 2013 and 2012, our effective tax rate was 22.5% and 24.2%, respectively.

SEGMENT NET SALES

     The table below is a comparative summary of our net sales by reportable segment for the three months ended September 30, 2013 and 2012:

(In thousands)	Three Months Ended		% Increase (Decrease)

	September 30, 2013	September 30, 2012	GAAP	Constant Rates (e)

Segment Net Sales:
North America	$224,659	$231,557	(3.0)%	(2.6)%
International	118,950	112,984	5.3%	7.2%

Total	$343,609	$344,541	(0.3)%	0.6%

PRODUCT CATEGORY NET SALES

     The table below is a comparative summary of our net sales by product category for the three months ended September 30, 2013 and 2012:

(In thousands)	Three Months Ended		% Increase (Decrease)

	September 30, 2013	September 30, 2012	GAAP	Constant Rates (e)

Product Category Net Sales:
Elizabeth Arden Brand	$120,524	$108,480	11.1%	12.3%
Celebrity, Lifestyle, Designer and Other Fragrances	223,085	236,061	(5.5)%	(4.7)%

Total	$343,609	$344,541	(0.3)%	0.6%

(e)    Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts in all periods. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates. The gains and/or losses from foreign currency contracts were not material for all periods presented.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	September 30, 2013	June 30, 2013	September 30, 2012

Cash	$45,152	$61,674	$35,917
Accounts Receivable, Net	337,530	211,763	310,098
Inventories	401,860	310,934	396,059
Property and Equipment, Net	106,815	106,588	89,261
Exclusive Brand Licenses, Trademarks and Intangibles, Net	294,541	296,416	309,806
Goodwill	31,607	21,054	21,054
Total Assets	1,319,144	1,103,732	1,265,621
Short-Term Debt	234,200	88,000	214,000
Current Liabilities	513,509	293,359	483,005
Long-Term Liabilities	285,501	295,091	292,972
Long-Term Debt	250,000	250,000	250,000
Redeemable Noncontrolling Interest	6,912	--	--
Shareholders' Equity	513,222	515,282	489,644
Working Capital	345,049	364,320	340,158

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)

(In thousands)	Three Months Ended

	September 30, 2013	September 30, 2012

Net cash used in operating activities	$(130,655)	$(141,261)
Net cash used in investing activities	(16,310)	(14,334)
Net cash provided by financing activities	130,233	132,323
Net decrease in cash and cash equivalents	(16,522)	(23,163)

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "should," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales, earnings, gross margins, operating cash flow and returns on invested capital. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:
*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to, levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics, and political instability in certain regions of the world;

*	our reliance on license agreements with third parties for the rights to sell many of our prestige fragrance brands;
*

our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher supply chain costs due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact retailer and/or consumer confidence and demand, such as domestic or global recessions or economic uncertainty;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	our ability to successfully manage our inventories;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, and (iii) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flows from operations to meet our debt service obligations and working capital requirements, and restrictive covenants in our revolving credit facility, second lien facility and the indenture for our 7 3/8% senior notes;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals or raw materials contained in products or packaging, or accounting standards or critical accounting estimates;

*	the success of our global Elizabeth Arden brand repositioning efforts;
*

the impact of tax audits, including the ultimate outcome of the pending Internal Revenue Service examination of our U.S. federal tax returns for the fiscal years ended June 30, 2008 and June 30, 2009, changes in tax laws or tax rates, and our ability to utilize our deferred tax assets;

*

our ability to effectively implement, manage and maintain our global information systems and maintain the security of our confidential data and our employees' and customers' personal information, including our ability to successfully and cost effectively implement the last phase of our Oracle global enterprise system;

*	our reliance on third parties for certain outsourced business services, including information technology operations and employee benefit plan administration;
*

the potential for significant impairment charges relating to our trademarks, goodwill, investments in other entities or other intangible assets that could result from a number of factors, including such entities' business performance or downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2013.

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